Exhibit 10.37

Execution Copy

THIRD AMENDMENT TO CREDIT AGREEMENT

This THIRD AMENDMENT TO CREDIT AGREEMENT dated November 21, 2005 (this “Amendment”), is made by and among UFP Technologies, Inc., a Delaware corporation (“UFP”), Moulded Fibre Technology, Inc., a Maine corporation (“MFT”), Simco Industries, Inc., a Michigan corporation (“Simco Industries”), and Simco Automotive Trim, Inc., a Michigan corporation (“Simco Auto” and collectively with UFP, MFT and Simco Industries, the “Borrowers”), and Bank of America, N.A. (as assignee of Banc of America Leasing & Capital LLC, as successor to Fleet Capital Corporation) (the “Lender”).

WHEREAS, the Borrowers and the Lender are parties to a Credit and Security Agreement dated as of February 28, 2003, as amended by that certain First Amendment to Credit Agreement dated as of March 24, 2004 and that certain Second Amendment to Credit Agreement dated as of June 28, 2004 (as further amended, modified, restated and supplemented, the “Credit Agreement”); and

WHEREAS, the Borrowers and the Lender desire to amend certain provisions of the Credit Agreement, all subject to the terms, conditions and limitations set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereby agree as follows:

1.                                       Capitalized Terms.

Capitalized terms used herein which are defined in the Credit Agreement have the same meanings herein as therein, except to the extent that such meanings are amended hereby.

2.                                       Amendments. Subject to the satisfaction of the terms and conditions set forth in Section 4 hereof, the Borrowers and the Lender agree that the Credit Agreement is hereby amended, effective as of the date of this Amendment, as follows:

(a)                                  Amendments to Section 1.1 of the Credit Agreement.

(i)                                     Section 1.1 of the Credit Agreement is hereby amended by adding the following new definitions (to the extent not already included in said Section 1.1) and inserting the same in the appropriate alphabetical locations and amending the following definitions (to the extent already included in said Section 1.1) to read in their entirety as follows:

“‘Applicable Margin’ and ‘Applicable Unused Fee Rate’ means, for any Type of Loans (a) for the Initial Payment Period (as defined below) the following percentages per annum:

	Applicable Margin (% per annum)		Applicable Unused Fee Rate
Class of Loans	Base Rate Loans	Eurodollar Loans	(% per annum)

Revolving Loans	0.00%	1.25%	0.25%

Term Loan	0.00%	1.25%	Not Applicable

and (b) for any Payment Period (as defined below) other than the Initial Payment Period, the respective rates indicated below for Loans of such Type opposite the applicable Adjusted Fixed Charge Coverage Ratio indicated below (or as provided in the final paragraph of this definition, for part of a Payment Period):

	Applicable Margin (% per annum)				Applicable Unused Fee Rate
Adjusted Fixed	Revolving Loans		Term Loan		(% per annum)
Charge Coverage Ratio	Base Rate Loans	Eurodollar Loans	Base Rate Loans	Eurodollar Loans	Revolving Loans	Term Loan

Greater than or equal to 1.50 to 1.00	0.00%	1.00%	0.00%	1.00%	0.25%	Not Applicable

Greater than or equal to 1.25 to 1.00 but less than 1.50 to 1.00	0.00%	1.25%	0.00%	1.25%	0.25%	Not Applicable

Greater than or equal to 1.00 to 1.00 but less than 1.25 to 1.00	0.00%	1.50%	0.00%	1.50%	0.25%	Not Applicable

For purposes hereof, a “Payment Period” means (i) initially, the period commencing on the Third Amendment Effective Date to and including the fifth Business Day after the date of delivery of the financial statements required by subsection 7.1(b) and the Compliance Certificate required by subsection 7.1(c) for the fiscal period of the Credit Parties ended December 31, 2005 (the “Initial Payment Period”), and (ii) thereafter, the period commencing on the day immediately succeeding the last day of the prior Payment Period to but not including the fifth Business Day after the earlier of (x) the due date of the next Compliance Certificate required to be delivered by the Borrowers to the Lender pursuant to subsection 7.1(c) concurrently with the delivery by the Borrowers of the financial statements required by subsection 7.1(b) to be delivered to the Lender for the periods ended March 31st, June 30th, September 30th and December 31st of each year, or (y) the date of the actual receipt by the Lender of such Compliance Certificate. Subject to and in accordance with the final paragraph of this definition, the Applicable Margin and Applicable Unused Fee Rate shall be effective for each Payment Period (or in the circumstances described in the final paragraph of this definition, such portion of a Payment Period).

The Applicable Margin and Applicable Unused Fee Rate for any Payment Period except the Initial Payment Period shall be determined on the basis of the Compliance Certificates required to be delivered to the Lender pursuant to subsection 7.1(c) concurrently with the delivery by the Borrowers of the corresponding financial statements required by subsection 7.1(b) to be delivered to the Lender for the periods ended March 31st, June 30th, September 30th and December 31st of each year, setting forth, among other things, a calculation of the Adjusted Fixed Charge Coverage Ratio as at the last day of the fiscal quarter immediately preceding such Payment Period.

Anything in this Agreement to the contrary notwithstanding, the Applicable Margin and Applicable Unused Fee Rate shall be the rates applicable when the Adjusted Fixed Charge Coverage Ratio is greater than or equal to 1.00 to 1.00 but less than 1.25 to 1.00 if the Compliance Certificate required to be delivered by subsection 7.1(c) and the financial statements required by subsection 7.1(b), respectively, shall not be delivered within five Business Days after the same shall be due (but only with respect to the portion of such Payment Period prior to the delivery of such certificate).”

“‘Borrowing Base’ means, at the relevant time of reference thereto, an amount determined by the Lender by reference to the most recent Borrowing Base Certificate/Collateral Update Certificate delivered to the Lender pursuant to Section 2.1(b) which is equal to the sum of:

(a)                                  85% of Eligible Accounts, provided that at no time shall more than $500,000 in the aggregate of all outstanding Eligible Accounts arise from the sale of tooling to account debtors, plus

(b)                                                                                 the lesser of:

(i)                                     the sum of:

(A)                              50% of Eligible Raw Material Inventory,

plus

(B)                                50% of Eligible Finished Goods Inventory,

and

(ii)                                  $5,000,000, minus

(c)                                  reserves for foreign exchange, interest rate derivative exposure, letter of credit exposure and such other reserves as the Lender in its reasonable credit judgment shall deem appropriate from time to time;

In determining the Borrowing Base from time to time, the Lender may, but shall not be required to, rely upon reports or analyses generated by the Credit Parties (including, without limitation, Borrowing Base Certificates/Collateral Update Certificates) and reports or analyses generated by or on behalf of the Lender. Notwithstanding anything to the contrary set forth herein, the Lender may in its reasonable credit judgment at any time and from time to time, adjust the percentages of Eligible Accounts, Eligible Raw Materials Inventory, Eligible Finished Goods Inventory and undrawn amount of Documentary LCs included within the Borrowing Base.”

“‘Cash Management Bank’ means Bank of America, N.A., in its capacity as the provider of cash management services to the Credit Parties.”

“‘Eligible Accounts’ means (a) the aggregate face amount of the accounts receivable outstanding and owed to the Credit Parties as determined in accordance with GAAP consistently applied and as entered on the books and records of the Credit Parties in the ordinary course of the business operations of the Credit Parties which satisfy each of the requirements set forth below, minus (b) without duplication, the aggregate amount of any returns, discounts (which may, at the Lender’s option, be calculated on the shortest term), claims, credits, chargebacks, contra accounts, aged credit balances, allowances or excise taxes of any nature (whether issued, owing, granted or outstanding):

(i)                                     the subject goods have been sold and/or services have been rendered on an absolute sale basis and on an open account basis to an account debtor which is not (A) the United States government or any agency thereof or other Person such that the Assignment of Claims Act would apply to the pledge of receivables of such account debtor, unless the Assignment of Claims Act has been complied with to the satisfaction of the Lender or (B) an Affiliate of any Credit Party;

(ii)                                  an invoice (in form and substance acceptable to the Lender) has been sent to the applicable account debtor and bears an invoice date contemporaneous with or later than the date of sale of such goods or rendering of such service;

(iii)                               the account receivable does not arise from a sale to the account debtor on a bill-and-hold, guaranteed sale, progress billing, sale-or-return, sale-on-assignment, sale-on-appraisal, consignment or any other repurchase or return basis;

(iv)                              the account is not evidenced by chattel paper or an instrument of any kind, and has not been reduced to judgment;

(v)                                 the account debtor is not insolvent or the subject of any bankruptcy or insolvency proceedings of any kind;

(vi)                              the account debtor is credit worthy and not experiencing financial difficulties that could affect the collectability of the account;

(vii)                           the account debtor is an entity organized under the laws of one of the United States, whose main office is also located within the United States (including Puerto Rico as within the United States), or, if the account debtor is not such an entity organized and located within the United States, the account is insured by a letter of credit issued or confirmed by a bank acceptable to the Lender or by other credit enhancements, in each case in form and substance satisfactory to the Lender;

(viii)                        the account receivable is a valid and legally enforceable obligation of the account debtor thereunder, it is not subject to recoupment, offset (other than discount for prompt payment) or other defense on the part of such account debtor or to any claim on the part of such account debtor denying liability thereunder;

(ix)                                the account receivable is not subject to any Lien of any kind except for the Lien of the Lender securing the obligations of the Credit Parties under this Agreement;

(x)                                   the account receivable has not remained outstanding in whole or in part for more than (A) ninety (90) days after the invoice date or (B) sixty (60) days after the due date;

(xi)                                the account receivable does not arise out of a transaction (direct or indirect) with an employee, officer, agent, director or stockholder of any Credit Party;

(xii)                             the account receivable is not owing from (i) an account debtor from whom twenty-five percent (25%) or more of the dollar amount of all accounts receivable are deemed ineligible under clause (x) above; provided that this clause (xii) shall not apply to any accounts receivable arising from the sale of tooling to account debtors.

(xiii)                          the total unpaid accounts receivable owing from such account debtor do not exceed thirty percent (30%) of all Eligible Accounts;

(xiv)                         the account receivable constitutes Collateral in which the Lender has a First Priority Lien securing the Obligations of the Credit Parties under this Agreement;

(xv)                            the Credit Parties have not made an agreement with the account debtor to extend the time of payment of the subject account receivable;

(xvi)                         the account debtor is not located in Minnesota (or any other jurisdiction which adopts a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction or is otherwise subject to such jurisdiction’s tax law must file a “Business Activity Report” (or other applicable report) or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts or arising under such jurisdiction’s laws); provided, that accounts receivable which would be Eligible Accounts but for the terms of this clause (xvi) shall nonetheless be deemed to be Eligible Accounts if the Credit Parties have filed a “Business Activity Report” (or other applicable report) with the applicable state office or are qualified to do business in such jurisdiction and, at the time the account receivable was created, was qualified to do business in such jurisdiction or had on file with the applicable state office a current “Business Activity Report” (or other applicable report);

(xvii)                      the account receivable is denominated in U.S. Dollars; and

(xviii)                   with respect to any account receivable arising from the sale of tooling to account debtors, such account receivable has not been rejected by the Lender.

provided, however, that (A) the Lender may in its reasonable credit judgment exclude particular accounts from the definition of Eligible Accounts and may impose additional and/or more restrictive eligibility or valuation criteria than those set forth above as preconditions for any account to be deemed to be an Eligible Account hereunder, and (B) an account deemed to be an Eligible Account at any one point in time may be excluded by the Lender in its reasonable credit judgment at a future point in time.”

“‘Equipment Term Loan’ means the First Draw Equipment Term Loan and the Second Draw Equipment Term Loan.

“‘Equipment Term Loan Maturity Date’ means November 21, 2011, or such earlier date as provided in Section 2.7 or Section 9.1.”

“‘Equipment Term Notes’ means the Amended and Restated Equipment Term Notes, each substantially in the form of Exhibit A-2 annexed hereto, issued by the Borrowers in favor of the Lender and evidencing the Equipment Term Loan.”

“‘First Draw Equipment Term Loan’ means the First Draw Equipment Term Loan to be made by the Lender to the Borrowers in the amount of $2,886,000 in accordance with Section 2.2(a)(i)(A).”

“‘Issuing Lender’ means Bank of America, N.A., in its capacity as an issuer of Letters of Credit hereunder.”

“‘Lender’ means Bank of America, N.A. or any other party which becomes a lender hereunder.”

“‘Loan Documents’ means this Agreement, the Revolving Credit Note, the Equipment Term Notes, the Real Estate Term Notes, the Forming Equipment Term Notes, the Control Agreements, the Mortgages, the Stock Pledge Agreement, the Hazardous Materials Indemnity Agreement, and any other instruments or documents executed and delivered or to be delivered to the Lender from time to time pursuant to this Agreement, as the same may be supplemented and amended from time to time in accordance with their respective terms.”

“‘Permitted Acquisitions’ has the meaning assigned to such term in subsection 8.4(c)(iii).”

“‘Post-Default Rate’ means, (i) for Term Loans and Revolving Loans (other than the Forming Equipment Term Loan), a rate per annum equal to the Adjusted Base Rate plus the Applicable Margin plus two percent (2%), and (ii) for Forming Equipment Term Loan, a rate per annum equal to the Adjusted Base Rate plus two percent (2%).”

“‘Prime Rate’ means the rate of interest per annum publicly announced from time to time by Bank of America, N.A., as its prime rate for commercial loans in effect at its principal office in Boston, Massachusetts, which rate is not necessarily the lowest rate charged by Bank of America, N.A. to its most preferred customers; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.”

“‘Real Estate Term Loan’ means the Real Estate Term Loan to be made by the Lender to the Borrowers in the amount of $2,340,000 in accordance with Section 2.2(a)(ii).

“‘Real Estate Term Loan Maturity Date’ means November 21, 2011, or such earlier date as provided in Section 2.7 or Section 9.1.”

“‘Real Estate Term Note’ means the Amended and Restated Real Estate Term Note, substantially in the form of Exhibit A-3 annexed hereto, issued by the Borrowers in favor of the Lender and evidencing the Real Estate Term Loan.”

 “‘Revolving Credit Commitment’ means the commitment of the Lender to make Revolving Loans as such commitment may be reduced from time to time pursuant to Section 2.5. The original maximum amount of the Revolving Credit Commitment is equal to $17,000,000.”

“‘Revolving Credit Maturity Date’ means February 28, 2009.”

“‘Revolving Credit Note’ means the Amended and Restated Revolving Credit Note, substantially in the form of Exhibit A-1 annexed hereto, issued by the Borrowers in favor of the Lender.”

“‘Second Draw Equipment Term Loan’ means the Second Draw Equipment Term Loan to be made by the Lender to the Borrowers in an amount up to $800,000 in accordance with Section 2.2(a)(i)(B).

“‘Second Draw Equipment Term Loan Funding Date’ has the meaning assigned to such term in Section 2.2(a)(i)(B).

 “‘Special Counsel’ means Edwards Angell Palmer & Dodge LLP, in its capacity as special counsel to Bank of America, N.A., as Lender of the credit facilities contemplated hereby.”

“‘Third Amendment’ means the Third Amendment to Credit Agreement dated as of November 21, 2005 among the Borrowers and the Lender.”

 “‘Third Amendment Effective Date’ means the date upon which all of the conditions set forth in Section 4 of the Third Amendment are satisfied, or are waived by the Lender in accordance with Section 10.2 of this Agreement.”

(ii)                                  Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Availability Reserve” in its entirety.

(b)                                 Amendment to Section 2.1 of the Credit Agreement. Section 2.1 of the Credit Agreement is hereby amended by deleting subclause (f) thereof and replacing it in its entirety with the following new subclause (f):

“(f)                              Revolving Credit Note. Prior to the Third Amendment Effective Date, the Borrowers shall prepare, execute and deliver to the Lender a Revolving Credit Note in the principal amount of the Revolving Credit Commitment.”

(c)                                  Amendments to Section 2.2 of the Credit Agreement.

(i)                                     Section 2.2 of the Credit Agreement (other than Subsection 2.2A thereof) is hereby deleted in its entirety and replaced with the following new Section 2.2.

(ii)                                  “2.2                           Term Loans.

(a)                                  Funding of the Equipment Term Loan and Real Estate Term Loan.

(i)                                     Subject to the terms and conditions set forth herein, the Lender agrees to fund the Equipment Term Loan in two (2) separate draws as follows:

(A)                              The Lender agrees to fund $2,886,000 of the Equipment Term Loan (the “First Draw Equipment Term Loan”) on the Third Amendment Effective Date.

(B)                                Upon the request of the Borrowers, the Lender agrees to fund an additional amount of up to $800,000 of the Equipment Term Loan (the “Second Draw Equipment Term Loan”) to the Borrowers, in a single drawing, on any Business Day during the period beginning on the date which the Lender Forming Equipment Term Loan shall have been paid in full to a date that is not more than 120 days after the Third Amendment Effective Date (the date on which the Second Draw Equipment Term Loan is funded shall hereinafter be referred to as the “Second Draw Equipment Term Loan Funding Date”).

Notwithstanding the foregoing, the Lender shall have no obligation to fund any amounts of the Second Draw Equipment Term Loan if the Forming Equipment Term Loan shall not have been paid in full within ninety (90) days after the Third Amendment Effective Date. Principal amounts of the Equipment Term Loan that have been repaid or prepaid may not be reborrowed.

(ii)                                  Subject to the terms and conditions set forth herein, the Lender agrees to fund the Real Estate Term Loan on the Third Amendment Effective Date. Principal amounts of the Real Estate Term Loan that have been repaid or prepaid may not be reborrowed.

(b)                                 Interest on the Term Loans. Subject to Section 2.3 hereof, the outstanding principal amount of the Term Loans shall bear interest at a rate per annum equal to the Adjusted Base Rate plus the Applicable Margin. Notwithstanding the foregoing, (i) any portion of the Term Loans which is not paid when due shall automatically bear interest until paid in full at the Post-Default Rate, (ii) during the period when any Event of Default of the type described in clauses (g), (h) or (i) of Section 9.1 shall have occurred and be continuing, the outstanding principal balance of the Term Loans shall automatically bear interest, after as well as before judgment, at the Post-Default Rate, (iii) if there shall occur and be continuing any Event of Default (other than an Event of Default of the type described in clauses (g), (h) or (i) of Section 9.1), following written notice delivered to the Borrowers from the Lender, the outstanding principal balance of the Term Loans shall bear interest, after as well as before judgment, at the Post-Default Rate during the period beginning on the date such Event of Default first occurred, and ending on the date such Event of Default is cured or waived. Accrued interest on the outstanding principal balance of the Term Loans shall be payable in arrears on the first day of each month; provided that interest accrued at the Post-Default Rate shall be payable on demand, and all accrued interest on the (x) Equipment Term Loan shall be payable on each date that any portion of the principal of the Equipment Term Loan shall be payable hereunder and on the Equipment Term Loan Maturity Date, and (y) Real Estate Term Loan shall be payable on each date that any portion of the principal of the Real Estate Term Loan shall be payable hereunder and on the Real Estate Term Loan Maturity Date. All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  Repayment of Term Loans.

(i)                                     Repayment of Equipment Term Loan. The Borrowers hereby unconditionally promise to pay to the Lender monthly principal installments in respect of the Equipment Term Loan on the first day of each month commencing December 1, 2005 equal in amount to (A) $35,000 each month, from the Third Amendment Effective Date through and including the Second Draw Equipment Term Loan Funding Date and (B) from and after the Second Draw Equipment Term Loan Funding Date, in equal monthly installments calculated based on the full principal amount of the Equipment Term Loan amortizing on a seven-year direct reduction amortization schedule; provided that if the Second Draw Term Effective Date does not occur, the Borrowers shall continue to pay the Lender the monthly principal installments of the Equipment Term Loan set forth in the preceding clause (A). To the extent not previously paid, the Equipment Term Loan shall be due and payable in full on the Equipment Term Loan Maturity Date.

(ii)                                  Repayment of Real Estate Term Loans. The Borrowers hereby unconditionally promise to pay to the Lender monthly principal installments in respect of the Real Estate Term Loan on the first day of each month commencing December 1, 2005 equal in amount to $13,000 each month. To the extent not previously paid, the Real Estate Term Loan shall be due and payable in full on the Real Estate Term Loan Maturity Date.”

(d)                                 Loan Account. The Lender shall maintain in accordance with its usual practice an account evidencing the indebtedness of the Borrowers to the Lender in respect of the Term Loan, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder. The entries made in the account maintained pursuant to this subsection 2.2(d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such account or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Term Loan in accordance with the terms of this Agreement.

(e)                                  Term Notes. Prior to the Third Amendment Effective Date and the Second Draw Equipment Term Loan Funding Date, as applicable, the Borrowers shall prepare, execute and deliver to the Lender the Term Notes evidencing the Borrowers’ obligations in respect of the Term Loans.”

(d)                                 Amendment to Article 5 of the Credit Agreement. Article 5 of the Credit Agreement is hereby amended by the addition thereto of the following new Section 5.21:

“5.21                     Certain Obligations Respecting Subsidiaries.

(a)                                  Each Borrower shall, and shall cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that the percentage of the issued and outstanding shares of capital stock of any class or character owned by it in any Subsidiary on the date hereof is not at any time decreased, other than by reason of transfers to the Borrowers.

(b)                                 While the Borrowers and the Subsidiaries are not permitted to form or acquire any Subsidiary without the prior written consent of the Lender pursuant to subsection 8.4(a), in the event that the Lender consents to any formation or acquisition of any Subsidiary and such Subsidiary is formed or acquired, this subsection 5.21(b) shall be applicable and the Borrower forming or acquiring such Subsidiary will (or if such Subsidiary is formed or acquired by a Credit Party which is not a Borrower, the Borrowers will cause such Credit Party to) take or cause to be taken the following actions:  as soon as possible but in any case not later than 10 days after the date on which such Subsidiary is created (or, in the case of a Subsidiary formed or acquired in connection with a Permitted Acquisition, concurrently with the consummation of such Permitted Acquisition) (x) cause such Subsidiary to (A) execute and deliver to the Lender, a counterpart to the Credit Agreement and thereby become a party thereto as an additional “Credit Party” and “Subsidiary Guarantor” thereunder and grant to the Lender a First Priority Lien on all “Collateral” of such Subsidiary Guarantor thereunder, (B) take such other action as shall be necessary to create and perfect valid and enforceable First Priority Liens in favor of the Lender on all or substantially all of the assets of such Subsidiary consistent with the provisions of this Agreement and the applicable other Loan Documents and (C) deliver proof of corporate action, incumbency of officers and other documents and opinions as is consistent with those delivered by each Borrower pursuant to Section 6.1 as of the Effective Time and (y) execute and deliver to the Lender such pledge agreements or such addenda or amendments to this Agreement and take such other actions (including delivering the certificates representing such shares of stock or other equity interests to the Lender) as shall be necessary to create and perfect valid and enforceable First Priority Liens in favor of the Lender on all of the issued and outstanding stock or other equity interests of such Subsidiary, all of the foregoing to be in form and substance reasonably satisfactory to the Lender.”

(e)                                  Amendment to Section 7.6  of the Credit Agreement. Section 7.6 of the Credit Agreement is hereby deleted in its entirety and replaced with the following new Section 7.6:

“7.6                           Books and Records; Inspection Rights.

(a)                                  Each Credit Party shall keep proper books of record and account in which entries are made of all dealings and transactions in relation to its business and activities which fairly record such transactions and activities. Each Credit Party shall permit any representatives designated by the Lender to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants as frequently as the Lender deems appropriate provided that, so long as no Default has occurred and is continuing, all such visits shall be on reasonable prior notice, at reasonable times during regular business hours of such Credit Party, and provided further that after the occurrence and during the continuance of any Default, the Lender may visit at any reasonable times. The Borrowers shall reimburse the Lender for all examination and inspections costs, internal costs at the rate of $850 per man-day, plus all out-of-pocket expenses incurred in connection with such inspections. The Credit Parties will permit independent appraisers and environmental consultants selected by the Lender to visit the properties of the Credit Parties and perform appraisals and examinations of the inventory, equipment and Real Property Assets of the Credit Parties at such times and with such frequencies as the Lender shall reasonably request. The Borrowers shall reimburse the Lender for all fees, costs and expenses charged by such independent appraisers and environmental consultants for each such appraisal and examination.

(b)                                 In addition to and not in limitation of any other inspection rights set forth in this Section 7.6, each Borrower shall, and shall cause each Subsidiary to, permit the Lender or any representatives designated by the Lender (including any third party consultants, accountants, lawyers and appraisers) to conduct, at the Borrowers’ sole cost and expense, up to two commercial field examinations of the business, operations and assets of the Borrowers, including without limitation, the assets included in the Borrowing Base, in each twelve month period following the Third Amendment Effective Date, provided, however, that the Lender may conduct, at the Borrowers’ sole cost and expense, field examinations with greater frequency and at such additional time or times as the Lender, in its sole discretion, may determine.”

(f)                                    Amendment to Section 8.4 of the Credit Agreement.

(i)                                     Section 8.4 of the Credit Agreement is hereby amended by deleting subclause (a) thereof in its entirety and replacing it in its entirety with the following new subclause (a):

“(a)                            The Credit Parties will not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) without the prior written consent of the Lender. The Credit Parties will not acquire any business or property from, or capital stock of, or other equity interests in, or be a party to any acquisition of, any Person without the prior written consent of the Lender, except for purchases of property to be used in the ordinary course of business, Investments permitted under Section 8.5 and Capital

Expenditures. The Credit Parties will not form or acquire any Subsidiary without the prior written consent of the Lender; provided that a Credit Party may form or acquire a Subsidiary to effect a Permitted Acquisition permitted by subsection 8.4(c)(iii) so long as the Credit Parties comply with the requirements of Section 5.21 with respect to such Subsidiary. The Credit Parties will not issue or sell any of their capital stock or other equity interests without the prior consent of the Lender (other than in connection with Equity Rights issued or granted to members of the Credit Parties’ boards of directors or employees consistent with the Credit Parties’ past business practices).”

(ii)                                  Subsection 8.4(c) of the Credit Agreement is hereby amended by the addition thereto of a new subclause (iii):

“(iii)                         subject to Sections 8.1, 8.2 and 8.5 and the proviso in Section 8.4(a), any of the Credit Parties may acquire all or substantially all of the business and assets of any corporation, partnership, limited liability company, or other entity located in and organized under the laws of the United States or any state thereof (“Permitted Acquisitions”), subject to satisfaction of the following conditions:

(A)                              the aggregate consideration paid by the Credit Parties in connection with all acquisitions during any fiscal year shall not exceed $2,000,000;

(B)                                the Lender must be given at least thirty (30) days’ advance notice of each such Permitted Acquisition;

(C)                                the business or assets so acquired shall be located in the United States and in the same or a substantially similar line of business as that of the Credit Parties;

(D)                               if such acquisition is structured as a stock or other equity acquisition, then the entity whose equity interests are being acquired shall be organized under the laws of the United States and either (i) the Person so acquired shall become (x) a direct Subsidiary of a Credit Party and (y) a Subsidiary Guarantor or (ii) such Person shall be merged with and into a Credit Party (provided that such Credit Party shall be the surviving corporation of such merger and no Change of Control shall occur) and, in any event, all of the assets of such Person shall become Collateral and all of the requirements of Section 5.21 shall be satisfied concurrently with the consummation of such acquisition;

(E)                                 after giving effect to the Permitted Acquisition and the financing thereof, the Credit Parties must be in pro forma compliance with all financial covenants;

(F)                                 the assets so acquired shall be transferred free and clear of any Liens (other than Liens permitted by Section 8.2) and no debt or liabilities shall be incurred, guaranteed, assumed or combined except to the extent otherwise permitted by Section 8.1;

(G)                                the Lender shall have received Lien searches reasonably satisfactory to the Lender with respect to the assets being acquired;

(H)                               the Lender shall have received perfected First Priority Liens (subject only to Liens permitted by Section 8.2) on substantially all of the assets being acquired in such Permitted Acquisition;

(I)                                    to the extent requested by the Lender, the Lender shall have received an opinion of counsel in each applicable jurisdiction reasonably satisfactory to it to the effect that the Liens granted pursuant to this Agreement are perfected security interests in such assets and as to such other matters as the Lender may reasonably require;

(J)                                   in connection with such Permitted Acquisition, the Borrowers shall deliver to the Lender (I) a copy of the purchase agreement pursuant to which such Permitted Acquisition will be consummated; (II) a copy of each existing material agreement relating to the assets to be acquired in such Permitted Acquisition and which is to be in effect after the consummation of such Permitted Acquisition; (III) a Compliance Certificate calculating compliance (as of the last day of the then most recently ended fiscal quarter) with the covenants set forth in Section 8.10 on a pro forma basis, assuming such Permitted Acquisition had occurred prior to the first day of the earliest fiscal quarter included in the applicable test period for calculating such compliance; (IV) such other information or reports as the Lender may reasonably request with respect to such Permitted Acquisition; (V) to the extent available to the Credit Parties, historical financial statements for the prior three fiscal years (provided that if such statements are not available for the prior three fiscal years, historical financial statements for not less than the prior four fiscal quarters) of the entity whose assets are being acquired; and (VI) if the Credit Parties are acquiring any interest in real property, and if required by the Lender, reports and other information in form, scope and substance reasonably satisfactory to the Lender and prepared by environmental consultants reasonably satisfactory to the Lender, concerning any environmental hazards or liabilities to which any Credit Party is likely to be subject with respect to such acquired real property;

(K)                               the acquisition shall have been approved by the board of directors of the target Person;

(L)                                 immediately prior to such Permitted Acquisition no Default shall have occurred and be continuing and after giving effect to such Permitted Acquisition, no Default shall have occurred and be continuing and, in the reasonable judgment of the Lender, no Material Adverse Effect could reasonably be expected to result from such Permitted Acquisition;

(M)                            the Lender shall have completed (i) its business, legal and collateral due diligence, including a collateral audit and review of the target Person’s books and records and (ii) its field examination of the accounts receivable, inventory and related matters of the target Person, which results shall be satisfactory to the Lender; and

(N)                               the Lender shall have received a certificate, dated the closing date of such Permitted Acquisition and signed by a Designated Financial Officer, certifying that Excess Availability under the Revolving Credit Commitment shall not be less than $2,000,000 both before and at any time during the period of 60 days after giving effect to such Permitted Acquisition.

(g)                                 Amendment to Section 8.10 of the Credit Agreement. Section 8.10 of the Credit Agreement is hereby amended by deleting clauses (a), (c) and (d) thereof in their entirety and replacing clauses (a) and (c) thereof with the following new clauses (a) and (c):

“(a)                            Fixed Charge Coverage Ratio. The Credit Parties shall not permit the Fixed Charge Coverage Ratio to be less than 1.00 to 1.00 at any time.”

“(c)                            Capital Expenditures. The Credit Parties shall not, and shall not permit any Subsidiary to, make any Capital Expenditures (including, without limitation, incurring any Capital Lease Obligations) which, in the aggregate for the Credit Parties and all Subsidiaries, exceed $5,000,000 at any time during any fiscal year.”

(h)                                 Amendment to Section 10.1  of the Credit Agreement. Section 10.1 of the Credit Agreement is hereby amended by deleting subclause (b) thereof and replacing it in its entirety with the following new subclause (b):

(f)                                    “(b)                           if to the Lender, to Bank of America, N.A., One Federal Street, Mail Stop: MA5-503-07-19, Boston, Massachusetts 02110, Attention: Gregory A. Kress, Vice President (Fax no.:  (617-654-1167), with a copy to Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, MA 02199-7613, Attention:  David L. Ruediger (Fax no. (617-227-4420).”

(i)                                     Amendments to Exhibits to Credit Agreement. Exhibits A-1, A-2, A-3, B-1, B-2, D and J to the Credit Agreement shall be amended in their entirety as set forth on the Exhibits attached hereto.

(j)                                     Amendments to Schedules to Credit Agreement. Schedules 1.1, 1.4, 4.2, 5.3, 5.5, 5.6, 5.7, 5.9, 5.10, 5.12, 5.13, 5.14, 5.19 and 5.20 to the Credit Agreement shall be amended in their entirety as set forth on the Schedules attached hereto.

3.                                       No Default; Representations and Warranties, etc. The Borrowers hereby represent, warrant and confirm that: (a) the representations and warranties of the Credit Parties contained in Article 5 of the Credit Agreement are true and correct on and as of the date hereof as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date); (b) after giving effect to this Amendment, the Borrowers are in compliance with all of the terms and provisions set forth in the Credit Agreement and the other Loan Documents; (c) after giving effect to this Amendment, no Default has occurred and is continuing; and (d) the execution, delivery and performance by the Borrowers of this Amendment (i) have been duly authorized by all necessary action on the part of the Borrowers, (ii) will not violate any applicable law or regulation or the organizational documents of any Borrower, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding on any Borrower or any of its assets, and (iv) do not require any consent, waiver or approval of or by any Person (other than the Lender) which has not been obtained.

4.                                       Conditions to Effectiveness. The effectiveness of this Amendment and the funding of the First Draw Equipment Term Loan and the Real Estate Term Loan shall be subject to the satisfaction of the following conditions precedent:

(a)                                  Amendment. The Lender shall have received counterparts of this Amendment duly executed by each of the Borrowers;

(b)                                 Notes. The Lender shall have received (i) a Revolving Credit Note, (ii) an Equipment Term Note issued in favor of the Lender in the principal face amount of $2,886,000, and (iii) a Real Estate Term Note issued in favor of the Lender in the principal face amount of $2,340,000 each duly executed by each of the Borrowers;

(c)                                  Secretary’s Certificate. The Lender shall have received a Certificate of the Secretary of each of the Borrowers, certifying as to the incumbency of such Borrower’s officers, the authenticity of the resolutions authorizing the transactions contemplated by this agreement and such Borrower’s bylaws and certificate of incorporation; and

(d)                                 Mortgage Amendment. The Lender shall have received a fully executed and notarized amendment to the existing Mortgage relating to the Mortgaged Property located at 172 East main Street, Georgetown, Massachusetts (the “Mortgage Amendment”), together with flood hazard certificates and such other documents as the Lender may reasonably require, each in form and substance satisfactory to the Administrative Agent and in proper form for recording in all appropriate places.

(e)                                  Title Endorsement. The Lender shall have received (A) an endorsement to the existing ALTA mortgagee title insurance policy for the Mortgaged Property referred to clause (d) above, or unconditional commitment therefor (the “Policy Endorsement”) issued by the Title Company in form reasonably acceptable to the Lender, which Policy Endorsement shall not otherwise modify or amend the existing mortgagee policy of title insurance except as may be acceptable to the Lender in its sole discretion; and (B) evidence satisfactory to the Lender that such Borrower has (I) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Policy Endorsement and (II) paid to the Title Company or to the appropriate public authority all expenses and premiums of the Title Company in connection with the issuance of the Policy Endorsement and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgage Amendment in the appropriate real estate records.

(f)                                    Environmental Reports. The Lender shall have received and be satisfied with the Phase I site assessment reports delivered with respect to the Mortgaged Property located at 172 East main Street, Georgetown, Massachusetts, and the Lender shall have obtained letters from the environmental engineering firms that prepared such site assessment reports in form and substance acceptable to the Lender and permitted the Lender to rely upon such site assessment reports.

(g)                                 Opinion of Counsel. The Lender shall have received a favorable written opinion (addressed to the Lender and dated as of the date hereof) of Lynch, Brewer, Hoffman & Fink, LLP, counsel to the Borrowers, with respect to this Amendment and such other matters as the Lender may reasonably request, including without limitation matters relating to the Mortgage Amendment.

(h)                                 Collateral Appraisals. The Lender shall have received results of appraisals performed by independent appraisers engaged directly by the Lender, of inventory, equipment and Real Property Assets of the Credit Parties, and such results shall be satisfactory to the Lender in its sole discretion.

(i)                                     Financial Officer Certificate. The Lender shall have received a certificate, dated the Third Amendment Effective Date and signed by a Designated Financial Officer, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 6.2.

(j)                                     Lender’s Due Diligence Review. The Lender shall be satisfied with its due diligence review of the Credit Parties, including, but not limited to, satisfactory review by the Lender of the inventory, equipment and Real Property Assets of the Credit Parties.

(k)                                  Solvency Assurances. The Lender shall have received a certificate, dated as of the Third Amendment Effective Date in the form of Exhibit J to the Credit Agreement, as amended hereby.

(l)                                     Evidence of Insurance. The Lender shall have received certificates from the Credit Parties’ insurance brokers that all insurance required to be maintained pursuant to Section 7.5 is in full force and effect and that Bank of America, N.A. has been named as additional insured or loss payee thereunder to the extent required under Section 7.5.

(m)                               Additional Security Documents.

(i)                                     All necessary amendments, modifications or confirmations to the Security Documents (as defined below) in effect on the Third Amendment Effective Date duly executed and delivered so as to ensure the continued effectiveness of the security interests created thereby and the spreading of the liens created thereby to cover the additional obligations to be incurred by the Credit Parties on the Second Amendment Effective Date, in each case covering such matters as shall be requested by the Lender.

(ii)                                  Evidence that such other action as shall be necessary to perfect or record the liens contemplated by the foregoing clause (i) under applicable law shall have been taken.

5.                                       Post-Closing Matters. The Borrowers shall, within the period beginning the date hereof and ending on January 5, 2006, deliver to the Lender, a Landlord Waiver and Consent and where required by the terms of any lease, the consent of the mortgagee, ground lessor or other party, in form and substance satisfactory to the Lender, with respect to the premises in Clinton, Iowa leased by MFT under that certain Lease of Business Property dated as of March 11, 2004 between Clinton Base Company, L.L.C., as landlord and MFT, as tenant, as the same may be amended.

6.                                       Confirmation of Loan Documents. Each Credit Party hereby confirms that the Obligations under the Credit Agreement shall be entitled to the benefits of the collateral security provided by the Loan Documents.

7.                                       Miscellaneous.

(a)                                  Except as specifically amended hereby, all of the terms and provisions of the Credit Agreement, the other Loan Documents and all related documents, shall remain in full force and effect.

(b)                                 This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument. Delivery of an executed signature page hereto by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

(c)                                  This Amendment shall be governed by the laws of The Commonwealth of Massachusetts and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Amendment shall be deemed to be a sealed instrument as of the date first above written.

(d)                                 The Borrowers shall reimburse the Lender for all reasonable costs and expenses, including reasonable legal fees and disbursements, incurred by the Lender in connection with this Amendment and the transactions contemplated hereby.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal by their respective authorized officers as of the day and year first above written.

BORROWERS

UFP TECHNOLOGIES, INC.

By:	/s/ Ronald J. Lataille
Name:	Ronald J. Lataille
Title:	CFO

MOULDED FIBRE TECHNOLOGY, INC.

By:	/s/ Ronald J. Lataille
Name:	Ronald J. Lataille
Title:	Treasurer

SIMCO INDUSTRIES, INC.

By:	/s/ Ronald J. Lataille
Name:	Ronald J. Lataille
Title:	Treasurer

SIMCO AUTOMOTIVE TRIM, INC.

By:	/s/ Ronald J. Lataille
Name:	Ronald J. Lataille
Title:	Treasurer

LENDER

BANK OF AMERICA, N.A., as assignee of Banc of America Leasing & Capital, LLC (successor to Fleet
Capital Corporation)

By:	/s/ Gregory Kress
Name:
Title: